Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardtronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑149245 and 333-168804) and Form S-3 (No. 333-164395) of Cardtronics, Inc. of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ (deficit) equity, comprehensive income, and cash flows for each of the years in the three‑year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10‑K of Cardtronics, Inc.

Our report dated February 27, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states Cardtronics, Inc. acquired EDC ATM Subsidiary, LLC and Efmark Deployment I, Inc.; LocatorSearch, LLC; Mr. Cash ATM Network, Inc.; and Access to Money, Inc. (the “acquired companies”) during 2011, and management excluded from its assessment of the effectiveness of Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2011, the acquired companies’ internal control over financial reporting associated with 30% of total gross assets (of which 22% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 5% included in the consolidated financial statements of Cardtronics Inc. as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of the acquired companies.

                                                                                                /s/ KPMG LLP

Houston, Texas
February 27, 2012